Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Kolve Byrd Media Relations Rockwell Automation 414.382.5465	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2020 Results

•	Supporting customers in critical industries globally

•	Reported sales up 1.5 percent year over year; organic sales flat

•	Inorganic investments contributed 3 percent to reported sales growth

•	Diluted EPS of $1.13; Adjusted EPS of $2.43

•	Cash Flow from Operations of $217.4 million, up 51 percent; Free Cash Flow of $197.8 million, up 89 percent

•	Updating fiscal 2020 Diluted and Adjusted EPS guidance

MILWAUKEE (April 28, 2020) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2020 second quarter results.
"Our first priority is protecting the health and safety of our employees. They are doing outstanding work keeping our customers’ operations up and running during this crisis. Rockwell is an essential business to support critical infrastructure because our customers cannot build their products at scale without automation. This pandemic will change how we live our lives and operate our businesses in the future. Rockwell's financial strength positions us well to overcome the current challenges and to be more valuable than ever as our customers learn to operate in the new environment," said Blake Moret, Chairman and CEO.
Fiscal 2020 Q2 Financial Results
Fiscal 2020 second quarter sales were $1,681.3 million, up 1.5 percent from $1,657.2 million in the second quarter of fiscal 2019. Organic sales declined 0.2 percent, currency translation decreased sales by 1.5 percentage points, and acquisitions increased sales by 3.2 percent.

Fiscal 2020 second quarter net income attributable to Rockwell Automation was $132.2 million or $1.13 per share, compared to $346.0 million or $2.88 per share in the second quarter of fiscal 2019. The decreases in net income attributable to Rockwell Automation and EPS were primarily due to fair-value adjustments recognized in the second quarter of fiscal 2020 and 2019 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2020 second quarter Adjusted EPS was $2.43, up 19 percent compared to $2.04 in the second quarter of fiscal 2019, largely due to lower incentive compensation expense.
Pre-tax margin was 10.0 percent in the second quarter of fiscal 2020 compared to 24.3 percent in the same period last year. The decrease in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating margin was 22.1 percent compared to 21.3 percent a year ago. The increase in total segment operating margin was primarily due to lower incentive compensation expense, partially offset by the impacts of currency and acquisitions. Total segment operating earnings were $371.5 million in the second quarter of fiscal 2020, up 5.0 percent from $353.8 million in the same period of fiscal 2019.
Cash flow provided by operating activities in the second quarter of fiscal 2020 was $217.4 million, compared to $143.8 million in the second quarter of fiscal 2019. Free cash flow was $197.8 million, compared to $104.9 million in the second quarter of fiscal 2019.

Outlook
The COVID-19 pandemic and global efforts to respond to it are rapidly evolving.  The duration, severity, and geographic scope of its impacts on our supply chain, business operations and financial condition, and those of our suppliers, distributors, business partners and customers are highly uncertain.
Based on the information available to us at the time of this release, the following table provides guidance for projected sales growth and earnings per share for fiscal 2020, including the previously announced acquisitions of ASEM, S.p.A. and Kalypso, LP, which are expected to close in the next few weeks. The midpoint of the guidance range assumes a reported sales decline of ~15 percent and an organic sales decline of ~20 percent in the third quarter, with sequential improvement in Q4:

Sales Growth Guidance		EPS Guidance
Reported sales growth	(6.5)% - (3.0)%	Diluted EPS	$6.05 - $6.85
Organic sales growth	(9.5)% - (6.5)%	Adjusted EPS	$6.90 - $7.70
Inorganic sales growth[1]	4.0% - 4.5%
Currency translation	~(1)%
1Estimate for Sensia, MESTECH Services, Avnet Data Security, ASEM, S.p.A., and Kalypso, LP.

"We are focused on delivering value to all of our stakeholders through the crisis.  That means protecting our people and our business resources, forging deeper partnerships, and helping our customers recover and thrive," Moret concluded.

Architecture & Software
Architecture & Software quarterly sales were $757.1 million, an increase of 2.4 percent compared to $739.7 million in the same period last year. Organic sales increased 4.0 percent, currency translation decreased sales by 1.7 percentage point, and an acquisition increased sales by 0.1 percentage points. Segment operating earnings were $232.8 million compared to $209.9 million in the same period last year. Segment operating margin increased to 30.7 percent from 28.4 percent a year ago.

Control Products & Solutions
Control Products & Solutions quarterly sales were $924.2 million, an increase of 0.7 percent compared to $917.5 million in the same period last year. Organic sales decreased 3.6 percent, currency translation decreased sales by 1.5 percent, and inorganic investments increased sales by 5.8 percent. Segment operating earnings were $138.7 million compared to $143.9 million in the same period last year. Segment operating margin decreased to 15.0 percent from 15.7 percent a year ago.

Supplemental Information
General Corporate Net - Fiscal 2020 second quarter general corporate-net expense was $17.7 million compared to $26.7 million in the second quarter of fiscal 2019. The decrease was primarily due to benefit-related adjustments tied to changes in equity market values and Rockwell's share price.
Purchase Accounting Depreciation and Amortization - Fiscal 2020 second quarter purchase accounting depreciation and amortization expense was $9.5 million, up $5.2 million from the second quarter of fiscal 2019, resulting in a year-over-year decrease in Adjusted EPS of $0.02.
Tax - On a GAAP basis, the effective tax rate in the second quarter of fiscal 2020 was 22.4 percent compared to 14.0 percent in the second quarter of fiscal 2019. The higher effective tax rate in the second quarter of fiscal 2020 was primarily due to the PTC adjustments. The Adjusted Effective Tax Rate for the second quarter of fiscal 2020 was 12.4 percent compared to 18.6 percent in the prior year. The lower Adjusted Effective Tax Rate in 2020 is primarily due to discrete items.
Share Repurchases - During the second quarter of fiscal 2020, the Company repurchased 0.6 million shares of its common stock at a cost of $106.2 million. At March 31, 2020, $902.2 million remained available under our existing share repurchase authorizations.
ROIC - Return on invested capital was 25.9 percent.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on Tuesday, April 28, 2020. The call will be an audio webcast and accessible on the Rockwell Automation website (https://www.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (833) 236-2747 in the U.S. and Canada; (647) 689-4172 for other countries. Use the following passcode: 5084645. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through May 29, 2020.

This news release contains statements (including certain projections, guidance, and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
the severity and duration of disruptions to our business due to pandemics, including the COVID-19 pandemic, natural disasters, acts of war, strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions and services, our supply chain, our work force, our liquidity and the value of the assets we own;

•
macroeconomic factors, including global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions and services;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Sales
Architecture & Software (a)	$757.1	$739.7	$1,508.7	$1,492.8
Control Products & Solutions (b)	924.2	917.5	1,857.1	1,806.7
Total sales (c)	$1,681.3	$1,657.2	$3,365.8	$3,299.5
Segment operating earnings
Architecture & Software (d)	$232.8	$209.9	$456.5	$446.9
Control Products & Solutions (e)	138.7	143.9	254.1	281.8
Total segment operating earnings[1] (f)	371.5	353.8	710.6	728.7
Purchase accounting depreciation and amortization	(9.5)	(4.3)	(19.5)	(8.4)
General corporate—net	(17.7)	(26.7)	(50.5)	(48.6)
Non-operating pension and postretirement benefit (cost) credit	(8.6)	2.6	(17.3)	5.2
(Loss) gain on investments	(144.8)	98.2	(73.8)	(148.2)
Valuation adjustments related to the registration of PTC Shares	—	—	—	33.7
Interest (expense) income, net	(23.5)	(21.2)	(47.5)	(39.2)
Income before income taxes (g)	167.4	402.4	502.0	523.2
Income tax provision	(37.5)	(56.4)	(56.7)	(96.9)
Net income	129.9	346.0	445.3	426.3
Net (loss) income attributable to noncontrolling interests	(2.3)	—	2.4	—
Net income attributable to Rockwell Automation	$132.2	$346.0	$442.9	$426.3

Diluted EPS	$1.13	$2.88	$3.80	$3.53

Adjusted EPS[2]	$2.43	$2.04	$4.53	$4.26

Average diluted shares for diluted EPS	116.6	120.0	116.6	120.7

Segment operating margin
Architecture & Software (d/a)	30.7%	28.4%	30.3%	29.9%
Control Products & Solutions (e/b)	15.0%	15.7%	13.7%	15.6%
Total segment operating margin[1] (f/c)	22.1%	21.3%	21.1%	22.1%
Pre-tax margin (g/c)	10.0%	24.3%	14.9%	15.9%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension and postretirement benefit (cost) credit, gains and losses on investments, valuation adjustments related to the registration of PTC Shares, interest (expense) income - net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit (cost) credit, net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit (cost) credit and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Sales (a)	$1,681.3	$1,657.2	$3,365.8	$3,299.5
Cost of sales	(982.5)	(949.0)	(1,964.1)	(1,852.6)
Gross profit (b)	698.8	708.2	1,401.7	1,446.9
Selling, general and administrative expenses (c)	(352.0)	(385.0)	(755.2)	(771.7)
Change in fair value of investments[1]	(144.8)	98.2	(73.8)	(114.5)
Other income (expense)	(9.1)	4.7	(18.8)	6.9
Interest expense	(25.5)	(23.7)	(51.9)	(44.4)
Income before income taxes	167.4	402.4	502.0	523.2
Income tax provision[2]	(37.5)	(56.4)	(56.7)	(96.9)
Net income	129.9	346.0	445.3	426.3
Net (loss) income attributable to noncontrolling interests	(2.3)	—	2.4	—
Net income attributable to Rockwell Automation, Inc.	$132.2	$346.0	$442.9	$426.3

Gross profit as percent of sales (b/a)	41.6%	42.7%	41.6%	43.9%
SG&A as percent of sales (c/a)	20.9%	23.2%	22.4%	23.4%

1In the three and six months ended March 31, 2020, Change in fair value of investments included a $144.8 million loss and a $73.8 million loss, respectively, due to the change in value of our investment in PTC. In the three months ended March 31, 2019, Change in fair value of investments included a $98.2 million gain due to the change in value of our investment in PTC and in the six months ended March 31, 2019, Change in fair value of investments included a $148.2 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.
2In the six months ended March 31, 2019, income tax provision included the tax effects on the PTC adjustments.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2020	September 30, 2019
Assets
Cash and cash equivalents	$641.8	$1,018.4
Receivables	1,301.1	1,178.7
Inventories	629.0	575.7
Property, net	560.8	571.9
Operating lease right-of-use assets	318.5	—
Goodwill and intangibles	1,795.3	1,265.2
Long-term investments	716.3	793.9
Other assets	703.1	709.2
Total	$6,665.9	$6,113.0
Liabilities and Shareowners’ Equity
Short-term debt	$81.5	$300.5
Accounts payable	742.5	694.6
Long-term debt	1,970.2	1,956.4
Operating lease liabilities	253.5	—
Other liabilities	2,680.3	2,757.3
Shareowners' equity attributable to Rockwell Automation, Inc.	620.8	404.2
Noncontrolling Interests	317.1	—
Total	$6,665.9	$6,113.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2020	2019
Operating activities:
Net income	$445.3	$426.3
Depreciation and amortization	84.2	75.3
Change in fair value of investments[1]	73.8	114.5
Retirement benefits expense	63.4	34.4
Settlement of Treasury locks	—	(35.7)
Pension contributions	(17.3)	(15.1)
Receivables/inventories/payables	(95.4)	(139.6)
Contract liabilities	52.4	41.2
Compensation and benefits	(99.1)	(90.5)
Income taxes	(79.2)	(66.7)
Other	20.4	11.7
Cash provided by operating activities	448.5	355.8
Investing activities:
Capital expenditures	(56.6)	(80.9)
Acquisition of businesses, net of cash acquired	(259.3)	(20.7)
Purchases of investments	(2.6)	(2.8)
Proceeds from maturities and sales of investments	43.3	219.2
Proceeds from sale of property	1.6	3.3
Cash (used for) provided by investing activities	(273.6)	118.1
Financing activities:
Net issuance (repayment) of short-term debt	81.5	(549.7)
Issuance of long-term debt, net of discount and issuance costs	—	987.6
Repayment of long-term debt	(300.0)	—
Cash dividends	(236.3)	(232.5)
Purchases of treasury stock	(213.7)	(535.2)
Proceeds from the exercise of stock options	133.7	23.8
Other financing activities	0.8	—
Cash used for financing activities	(534.0)	(306.0)
Effect of exchange rate changes on cash	(17.5)	(6.7)
(Decrease) increase in cash and cash equivalents	$(376.6)	$161.2

1In the six months ended March 31, 2020, Change in fair value of investments included a $73.8 million loss due to the change in value of our investment in PTC. In the six months ended March 31, 2019, Change in fair value of investments included a $148.2 million loss on investments and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2020 compared to sales for the three and six months ended March 31, 2019:

	Three Months Ended March 31,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
North America	$1,022.1	$(22.0)	$0.6	$1,000.7	$987.1
EMEA	333.6	(19.3)	10.4	324.7	331.1
Asia Pacific	200.8	(6.1)	6.3	201.0	214.7
Latin America	124.8	(6.4)	9.3	127.7	124.3
Total	$1,681.3	$(53.8)	$26.6	$1,654.1	$1,657.2

	Six Months Ended March 31,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
North America	$2,029.0	$(62.8)	$0.6	$1,966.8	$1,985.9
EMEA	643.7	(39.6)	19.6	623.7	625.5
Asia Pacific	430.4	(11.8)	9.4	428.0	429.1
Latin America	262.7	(13.0)	11.7	261.4	259.0
Total	$3,365.8	$(127.2)	$41.3	$3,279.9	$3,299.5

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2020 compared to sales for the three and six months ended March 31, 2019:

	Three Months Ended March 31,
	2020					2019
	Sales	Effect of Acquisitions		Effect of Changes in Currency	Organic Sales	Sales
Architecture & Software	$757.1	$(0.4)		$12.5	$769.2	$739.7
Control Products & Solutions	924.2	(53.4)	[1]	14.1	884.9	917.5
Total	$1,681.3	$(53.8)		$26.6	$1,654.1	$1,657.2

	Six Months Ended March 31,
	2020					2019
	Sales	Effect of Acquisitions		Effect of Changes in Currency	Organic Sales	Sales
Architecture & Software	$1,508.7	$(1.1)		$20.2	$1,527.8	$1,492.8
Control Products & Solutions	1,857.1	(126.1)	[1]	21.1	1,752.1	1,806.7
Total	$3,365.8	$(127.2)		$41.3	$3,279.9	$3,299.5

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales growth to organic sales growth for the three and six months ended March 31, 2020 compared to sales for the three and six months ended March 31, 2019:

	Three Months Ended March 31, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
North America	3.5%	2.2%	(0.1)%	1.4%
EMEA	0.8%	5.8%	(3.1)%	(1.9)%
Asia Pacific	(6.5)%	2.8%	(2.9)%	(6.4)%
Latin America	0.4%	5.1%	(7.4)%	2.7%
Total	1.5%	3.2%	(1.5)%	(0.2)%

	Six Months Ended March 31, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
North America	2.2%	3.2%	—%	(1.0)%
EMEA	2.9%	6.3%	(3.1)%	(0.3)%
Asia Pacific	0.3%	2.7%	(2.1)%	(0.3)%
Latin America	1.4%	5.0%	(4.5)%	0.9%
Total	2.0%	3.9%	(1.3)%	(0.6)%

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and six months ended March 31, 2020 compared to sales for the three and six months ended March 31, 2019:

	Three Months Ended March 31, 2020
	Reported Sales Growth	Effect of Acquisitions		Effect of Changes in Currency	Organic Sales Growth
Architecture & Software	2.4%	0.1%		(1.7)%	4.0%
Control Products & Solutions	0.7%	5.8%	[1]	(1.5)%	(3.6)%
Total	1.5%	3.2%		(1.5)%	(0.2)%

	Six Months Ended March 31, 2020
	Reported Sales Growth	Effect of Acquisitions		Effect of Changes in Currency	Organic Sales Growth
Architecture & Software	1.1%	0.1%		(1.3)%	2.3%
Control Products & Solutions	2.8%	7.0%	[1]	(1.2)%	(3.0)%
Total	2.0%	3.9%		(1.3)%	(0.6)%

1Includes incremental sales resulting from the formation of the Sensia joint venture.

The following is a reconciliation of reported sales to organic sales for Logix for the three and six months ended March 31, 2020:

	Three Months Ended	Six Months Ended
	March 31, 2020	March 31, 2020
Logix
Reported growth	6%	1%
Effect of currency translation	2%	1%
Organic growth	8%	2%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost (credit), net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income attributable to Rockwell Automation, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit) (in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Service cost	$23.0	$19.8	$46.1	$39.6
Operating pension and postretirement benefit cost	23.0	19.8	46.1	39.6

Interest cost	34.5	40.1	69.1	80.3
Expected return on plan assets	(61.2)	(61.2)	(122.4)	(122.4)
Amortization of prior service credit	(1.0)	(1.0)	(2.2)	(2.1)
Amortization of net actuarial loss	37.1	19.7	74.3	39.4
Settlements	(0.7)	(0.2)	(1.5)	(0.4)
Non-operating pension and postretirement benefit cost (credit)	8.7	(2.6)	17.3	(5.2)

Net periodic pension and postretirement benefit cost	$31.7	$17.2	$63.4	$34.4

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other (expense) income" in the Statement of Operations.

The following are reconciliations of net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net Income attributable to Rockwell Automation	$132.2	$346.0	$442.9	$426.3
Non-operating pension and postretirement benefit cost (credit)	8.6	(2.6)	17.3	(5.2)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(2.4)	0.4	(4.8)	0.7
Change in fair value of investments[1]	144.8	(98.2)	73.8	114.5
Tax effect of the change in fair value of investments[1]	—	—	—	(21.7)
Adjusted Income	$283.2	$245.6	$529.2	$514.6

Diluted EPS	$1.13	$2.88	$3.80	$3.53
Non-operating pension and postretirement benefit cost (credit)	0.08	(0.02)	0.14	(0.04)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(0.02)	—	(0.04)	0.01
Change in fair value of investments[1]	1.24	(0.82)	0.63	0.94
Tax effect of the change in fair value of investments[1]	—	—	—	(0.18)
Adjusted EPS	$2.43	$2.04	$4.53	$4.26

Effective tax rate	22.4%	14.0%	11.3%	18.5%
Tax effect of non-operating pension and postretirement benefit cost (credit)	0.2%	0.1%	0.5%	—%
Tax effect of the change in fair value of investments[1]	(10.2)%	4.5%	(1.4)%	0.1%
Adjusted Effective Tax Rate	12.4%	18.6%	10.4%	18.6%

1In the three and six months ended March 31, 2020, Change in fair value of investments included a $144.8 million loss and a $73.8 million loss,respectively, due to the change in value of our investment in PTC. In the three months ended March 31, 2019, Change in fair value of investments included a $98.2 million gain due to the change in value of our investment in PTC, and in the six months ended March 31, 2019, Change in fair value of investments included a $148.2 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.

Fiscal 2020 Guidance

Diluted EPS	$6.05 - $6.85
Non-operating pension and postretirement benefit cost	0.30
Tax effect of non-operating pension and postretirement benefit cost	(0.08)
Change in fair value of investments[1]	0.63
Tax effect of change in fair value of investments	—
Adjusted EPS[2]	$6.90 - $7.70

Effective tax rate	~ 13.5%
Tax effect of non-operating pension and postretirement benefit cost	~ 0.5%
Tax effect of change in fair value of investments[1]	~ (1.0)%
Adjusted Effective Tax Rate[3]	~ 13.0%
1The actual year-to-date adjustments, which are based on PTC's share price at March 31, 2020, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.
2Fiscal 2020 guidance based on Adjusted Income, which excludes Schlumberger's noncontrolling interest in Sensia.
3Fiscal 2020 guidance includes the impact of a tax benefit recognized upon the formation of the Sensia joint venture on October 1, 2019. This tax benefit is expected to reduce the full year Effective tax rate and the Adjusted Effective Tax Rate by approximately 150 basis points.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019[1]	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020[2]
Cash provided by operating activities	$343.1	$362.8	$212.0	$143.8	$351.2	$475.0	$231.1	$217.4
Capital expenditures	(22.4)	(46.9)	(42.0)	(38.9)	(27.8)	(24.1)	(37.0)	(19.6)
Free cash flow	$320.7	$315.9	$170.0	$104.9	$323.4	$450.9	$194.1	$197.8

1Includes a payment of $31.1 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings and a payment of $35.7 million to settle hedges executed in connection with our issuance of $1.0 billion of long-term notes in the second quarter of fiscal 2019.

2Includes a payment of $31.2 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings in the second quarter of fiscal 2020.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	March 31,
	2020	2019
(a) Return
Net Income	$714.8	$970.8
Interest expense	105.7	80.1
Income tax provision	165.0	285.8
Purchase accounting depreciation and amortization	27.7	16.9
Return	1,013.2	1,353.6
(b) Average invested capital
Short-term debt	260.9	358.1
Long-term debt	1,950.6	1,370.0
Shareowners’ equity	974.3	1,523.9
Accumulated amortization of goodwill and intangibles	898.1	875.1
Cash and cash equivalents	(831.0)	(881.0)
Short-term and long-term investments	(79.8)	(480.8)
Average invested capital	3,173.1	2,765.3
(c) Effective tax rate
Income tax provision[1]	165.0	238.7
Income before income taxes	$879.8	$1,256.6
Effective tax rate	18.8%	19.0%
(a) / (b) * (1-c) Return On Invested Capital	25.9%	39.6%

1The income tax provision used to calculate the effective tax rate is adjusted to remove amounts associated with the enactment of the Tax Act. For the twelve months ended March 31, 2020 and March 31, 2019, these adjustments were zero and $47.1 million, respectively.